                                                             WCP8: 30601/1
                                                            12/3/97, 6:02pm
                                                  ------------------------------
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                               (AMENDMENT NO. 1)

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            WHOLE FOODS MARKET, INC.
                            ------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   966837106
                                 --------------
                                 (CUSIP Number)


                             George P. Stamas, Esq.
                           Wilmer, Cutler & Pickering
                              2445 M Street, N.W.
                             Washington, D.C. 20037
                             ----------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

            (Date of Event which Requires Filing of this Statement)

                               November 11, 1997
                               -----------------
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D


---------------------------------                      -------------------------
 CUSIP NO.  966837106                                  PAGE 2 OF 12 PAGES
           -----------
---------------------------------                      -------------------------

-----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Carlyle-FFM Partners, L.P.  54-1693785

-----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) [  ]
                                                                                                                      (b) [  ]

-----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             n/a
-----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY        ---------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING
         PERSON
          WITH            ---------------------------------------------------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                                   - 0 -

                          ---------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]

-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

             PN
-----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

                                  SCHEDULE 13D

---------------------------------                      -------------------------
 CUSIP NO.  966837106                                  PAGE 3 OF 12 PAGES
           -----------
---------------------------------                      -------------------------

-----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Carlyle-FFM Partners II, L.P.   54-1693782

-----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) [  ]
                                                                                                                      (b) [  ]

-----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             n/a
-----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY        ---------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING
         PERSON
          WITH            ---------------------------------------------------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                                   - 0 -

                          ---------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

             PN
-----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

                                 SCHEDULE 13D

---------------------------------                      -------------------------
 CUSIP NO.  966837106                                  PAGE 4 OF 12 PAGES
           -----------
---------------------------------                      -------------------------

-----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Carlyle-FFM Partners III, L.P.    54-1693784
-----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) [  ]
                                                                                                                      (b) [  ]

-----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             n/a
-----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY        ---------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING
         PERSON
          WITH            ---------------------------------------------------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                                   - 0 -

                          ---------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]

-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

             PN
-----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

                                  SCHEDULE 13D

---------------------------------                      -------------------------
 CUSIP NO.  966837106                                  PAGE 5 OF 12 PAGES
           -----------
---------------------------------                      -------------------------

-----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Carlyle-FFM Investors, L.P.

-----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) [  ]
                                                                                                                      (b) [  ]


-----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             n/a
-----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands, British West Indies
-----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY        ---------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING
         PERSON
          WITH            ---------------------------------------------------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                                   - 0 -

                          ---------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]

-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

             PN
-----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

                                  SCHEDULE 13D

---------------------------------                      -------------------------
 CUSIP NO.  966837106                                  PAGE 6 OF 12 PAGES
           -----------
---------------------------------                      -------------------------

-----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Carlyle-FFM Partners VI, L.P.

-----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) [  ]
                                                                                                                      (b) [  ]

-----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             n/a
-----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY        ---------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING
         PERSON
          WITH            ---------------------------------------------------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                                   - 0 -
                          ---------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]

-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

             PN
-----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

                                  SCHEDULE 13D

---------------------------------                      -------------------------
 CUSIP NO.  966837106                                  PAGE 7 OF 12 PAGES
           -----------
---------------------------------                      -------------------------

-----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             CG-FFM Management, L.P.    54-1693781

-----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) [  ]
                                                                                                                      (b) [  ]

-----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             n/a
-----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY        ---------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING
         PERSON
          WITH            ---------------------------------------------------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                                   - 0 -
                          ---------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

             PN
-----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

                                  SCHEDULE 13D

---------------------------------                      -------------------------
 CUSIP NO.  966837106                                  PAGE 8 OF 12 PAGES
           -----------
---------------------------------                      -------------------------

-----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             TC Group, L.L.C.  54-1686957

-----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) [  ]
                                                                                                                      (b) [  ]

-----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

            n/a
-----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY        ---------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING
         PERSON
          WITH            ---------------------------------------------------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                                   - 0 -

                          ---------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER


-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]

-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

             OO (limited liability company)
-----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

                                  SCHEDULE 13D


---------------------------------                      -------------------------
 CUSIP NO.  966837106                                  PAGE 9 OF 12 PAGES
           -----------
---------------------------------                      -------------------------

-----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             TCG Holdings, L.L.C.   54-1686011

-----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                           (a) [  ]
                                                                                                                      (b) [  ]

-----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             n/a
-----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF                  - 0 -
         SHARES
      BENEFICIALLY        ---------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING
         PERSON
          WITH            ---------------------------------------------------------------------------------------------------------
                          9        SOLE DISPOSITIVE POWER
                                   - 0 -

                          ---------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

-----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          - 0 -

-----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


-----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%

-----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

             OO (limited liability company)
-----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

                                                             Page 10 of 12 Pages


                 This Amendment No. 1 to Schedule 13D is filed by and on behalf of Carlyle-FFM Partners, L.P., Carlyle-FFM Partners II, L.P., Carlyle-FFM Partners III, L.P., Carlyle-FFM Investors, L.P., Carlyle-FFM Partners VI, L.P., CG FFM Management, L.P., TC Group, L.L.C., and TCG Holdings, L.L.C. (collectively the "Reporting Persons").

ITEM 1.          SECURITY AND ISSUER.

                 This Amendment No. 1 to Schedule 13D relates to shares of common stock, no par value (the "Common Stock") of Whole Foods Market, Inc., a Texas corporation (the "Issuer"). The principal executive office and mailing address of the Issuer is 601 N. Lamar, Suite 300, Austin, Texas 78703. As described more fully in Item 4 below, the Reporting Persons are filing this Amendment No. 1 to Schedule 13D because of certain transactions that have reduced the Reporting Persons' combined holdings of the Issuer's Common Stock to less than five percent (5%) of the issued and outstanding shares.

ITEM 2.          IDENTITY AND BACKGROUND.

                 Not Applicable.

ITEM 3.          SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                 Not Applicable.

ITEM 4.          PURPOSE OF TRANSACTION.

                 On November 11, 1997, each of the Reporting Persons liquidated virtually all of its respective interest in the Issuer by means of a pro rata distribution of the Issuer's Common Stock held by such person to its partners and/or members (as the case may be). On November 12, 1997, certain of the Reporting Persons sold, in aggregate, the remaining 2,617 shares of the Issuer's Common Stock to reimburse such persons for costs incurred. None of the Reporting Persons currently owns any shares of the Issuer's Common Stock.

ITEM 5.          INTEREST IN SECURITIES OF THE ISSUER.

                 Not Applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

                 Not Applicable.

ITEM 7.          MATERIAL TO BE FILED AS EXHIBITS

                 Exhibit A - Joint Filing Undertaking.

                                                             Page 11 of 12 Pages


                                   SIGNATURES

                 After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

December 3, 1997

 CARLYLE-FFM PARTNERS, L.P.                                      CARLYLE-FFM PARTNERS II, L.P.

 By: CG-FFM MANAGEMENT, L.P., its General Partner                By: CG-FFM MANAGEMENT, L.P., its General Partner

     By:      TC GROUP, L.L.C., its General Partner                  By:     TC GROUP, L.L.C., its General Partner


              By:     /s/ David W. Dupree                                    By:      /s/ David W. Dupree
                      ----------------------------------                              ----------------------------------
                      Name: David Dupree                                              Name: David Dupree
                      Title: Managing Director                                        Title: Managing Director


 CARLYLE-FFM PARTNERS III, L.P.                                  CARLYLE-FFM INVESTORS, L.P.

 By: CG-FFM MANAGEMENT, L.P., its General Partner                By: TC GROUP, L.L.C., its General Partner

     By:      TC GROUP, L.L.C., its General Partner
                                                                     By:     /s/ David W. Dupree
                                                                             -------------------------------------------
                                                                             Name: David Dupree
              By:     /s/ David W. Dupree                                    Title: Managing Director
                      ----------------------------------
                      Name: David Dupree
                      Title: Managing Director


 CARLYLE-FFM PARTNERS VI, L.P.                                   TC GROUP, L.L.C.

 By: CG-FFM MANAGEMENT, L.P., its General Partner                By: TCG HOLDINGS, L.L.C., its Managing Member

     By:      TC GROUP, L.L.C., its General Partner
                                                                     By:     /s/ David W. Dupree
                                                                             -------------------------------------------
                                                                             Name: David Dupree
              By:     /s/ David W. Dupree                                    Title: Vice President
                      ----------------------------------
                      Name: David Dupree
                      Title: Managing Director



                                                                 TCG HOLDINGS, L.L.C.


                                                                 By: /s/ David W. Dupree
                                                                     ---------------------------------------------------
                                                                     Name: David Dupree
                                                                     Title: Vice President

                                                             Page 12 of 12 Pages

                                   EXHIBIT A

                            JOINT FILING UNDERTAKING

    The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to the Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

December 3, 1997

                                                                 CARLYLE-FFM PARTNERS II, L.P.
 CARLYLE-FFM PARTNERS, L.P.
                                                                 By: CG-FFM MANAGEMENT, L.P., its General Partner
 By: CG-FFM MANAGEMENT, L.P., its General Partner
                                                                     By:     TC GROUP, L.L.C., its General Partner
     By:      TC GROUP, L.L.C., its General Partner

                                                                             By:      /s/ David W. Dupree
                                                                                      ----------------------------------
              By:     /s/ David W. Dupree                                             Name: David Dupree
                      ----------------------------------
                      Name: David Dupree                                              Title: Managing Director
                      Title: Managing Director


 CARLYLE-FFM PARTNERS III, L.P.                                  CARLYLE-FFM INVESTORS, L.P.

 By: CG-FFM MANAGEMENT, L.P., its General Partner                By: TC GROUP, L.L.C., its General Partner

     By:      TC GROUP, L.L.C., its General Partner
                                                                     By:     /s/ David W. Dupree
                                                                             -------------------------------------------
                                                                             Name: David Dupree
              By:     /s/ David W. Dupree                                    Title: Managing Director
                      ----------------------------------
                      Name: David Dupree
                      Title: Managing Director


 CARLYLE-FFM PARTNERS VI, L.P.                                   TC GROUP, L.L.C.

 By: CG-FFM MANAGEMENT, L.P., its General Partner                By: TCG HOLDINGS, L.L.C., its Managing Member

     By:      TC GROUP, L.L.C., its General Partner
                                                                     By:     /s/ David W. Dupree
                                                                             -------------------------------------------
                                                                             Name: David Dupree
              By:     /s/ David W. Dupree                                    Title: Vice President
                      ----------------------------------
                      Name: David Dupree
                      Title: Managing Director



                                                                 TCG HOLDINGS, L.L.C.


                                                                 By: /s/ David W. Dupree
                                                                     ---------------------------------------------------
                                                                     Name: David Dupree
                                                                     Title: Vice President